FOR IMMEDIATE RELEASE

Media

Dan Greenfield

EarthLink

404-748-6889

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK'S GARRY BETTY

PASSES AWAY

Mike Lunsford to Continue as Interim CEO

ATLANTA, January 3, 2007-- EarthLink, Inc. (NASDAQ: ELNK) today announced that EarthLink President and CEO Garry Betty passed away on Tuesday, January 2 due to complications from cancer. He was 49.

The company also announced that Mike Lunsford will remain interim CEO, a position he has held since November 27, 2006, when Mr. Betty took a leave of absence.

"Garry was an extraordinary business partner and friend, and he will be sorely missed," said Sky Dayton, founder of EarthLink and CEO of Helio. "Garry was at once the general you wanted at your side in battle and the friend you wanted to celebrate with when the war was won. Garry accomplished so much and made life better for so many people, that as we mourn his passing, we also celebrate his achievements. Our thoughts and prayers are with Garry's wife, Kathy, and the rest of his family."

"We are greatly saddened by today's news," said Robert M. Kavner, chairman of EarthLink's Board of Directors. "Garry was instrumental in building EarthLink into the company it is today. He leaves behind a tremendous record of achievement and an accomplished management team committed to pursuing his strategic vision."

Mr. Betty had been with the company since 1996. Before joining EarthLink, Garry served as CEO of Digital Communications Associates, Inc. (DCA) -- the youngest CEO of a New York Stock Exchange listed company.

In addition to his leadership in the Internet, financial and business worlds, Mr. Betty was an active and dedicated member of the Atlanta community. He graduated in 1979 from the Georgia Institute of Technology with a bachelor's degree in chemical engineering. In 1993, he was named the institute's Young Alumnus of the Year, was included on the "Top 40 Under 40" list in Atlanta's business community. In 1999 he was listed as one of Upside Magazine's "Elite 100." In 2001, the Los Angeles Chamber of Commerce awarded Mr. Betty the annual Technology Leadership Award. In 2004, he was named one of the Most Influential Atlantans by the Atlanta Business Chronicle. He was inducted into the Georgia Technology Hall of Fame in 2005. He also was a member of the Boards of Directors of Equifax, Global Payments, Inc., and the Carter Center Board of Councilors.

Memorial arrangements for Mr. Betty are being made at this time. An information site and tribute to Garry with an open forum for his many friends and acquaintances has been set up at http://gbetty.earthlink.net. Mr. Betty's family requests that those wishing to pay their respects in lieu of flowers can send donations to The Garry Betty Foundation established to further cancer research at the following address:

The Garry Betty Foundation

c/o EarthLink, Inc.

Level A

1375 Peachtree Street

Atlanta, GA 30309

The public can also visit http://gbetty.earthlink.net or call 1-800-EARTHLINK.

About EarthLink

"EarthLink. We revolve around you™." As the nation's next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it's dial-up, high-speed, voice, web hosting, wireless or "EarthLink Extras" like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink's Web site at www.EarthLink.net.

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